Exhibit 10.9

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of August 7, 2006, by and between WA-999 THIRD AVENUE, L.L.C., a Delaware limited liability company (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to EOP-Northwest Properties, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain lease dated March 1, 2005, which lease has been amended by that certain First Amendment dated November 10, 2006 (the “First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 33,842 rentable square feet (the “Existing Premises”) described as Suites 4100 and 4600 on the 41st and 46th floors of the building commonly known as Wells Fargo Center, located at 999 Third Avenue, Seattle, Washington (the “Building”).

B.

Tenant has requested that additional space consisting of (i) approximately 2,259 rentable square feet described as Suite 4160 on the 41st floor of the Building as shown on Exhibit A-1 hereto (the “Suite 4160 Expansion Space”), (ii) approximately 1,298 rentable square feet described as Suite 4120 on the 41st floor of the Building as shown on Exhibit A-2 hereto (the “Suite 4120 Expansion Space”), and (iii) approximately 9,090 rentable square feet described as Suite 3700 on the 37th floor of the Building as shown on Exhibit A-3 hereto (the “Suite 3700 Expansion Space”, and together with the Suite 4160 Expansion Space and the Suite 4120 Expansion Space, each, individually, a “Second Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion.

1.01	Effective as of the applicable Second Expansion Effective Date (defined below), the Premises, as defined in the Lease, is expanded to include each Second Expansion Space. The Term for each Second Expansion Space shall commence on the applicable Second Expansion Effective Date and end on the Extended Termination Date (defined in the First Amendment). Each Second Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises unless such concessions are expressly provided for herein with respect to such Second Expansion Space.

1.02

As used herein, “Second Expansion Effective Date” means, for each Second Expansion Space, the Applicable Target Second Expansion Effective Date (defined below); provided, however, that the Second Expansion Effective Date shall be delayed to the extent that (a) Landlord fails to deliver possession of such Second Expansion Space to Tenant for any reason, including but not limited to, holding over by prior occupants, or (b) the substantial completion of the Landlord Work (defined in Exhibit C attached hereto) in such Second Expansion Space is delayed beyond the Applicable Target Second Expansion Effective Date solely as a result of Landlord’s failure to use commercially reasonable efforts, in accordance with the terms of this Amendment and without paying overtime rates, to substantially complete such Landlord Work as soon as reasonably possible after final approval of the applicable Plans (defined in Exhibit C attached hereto). As used herein, “Applicable Target Second Expansion Effective Date” means: (a) with respect to the Suite 4160 Expansion Space, August 1, 2006; (b) with respect to the Suite 4120 Expansion Space, December 1, 2006; and

(c) with respect to the Suite 3700 Expansion Space, June 1, 2007. For purposes of this Section 1.02, the Landlord Work in each Second Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that such Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other matter the non-completion of which does not materially interfere with Tenant’s use of such Second Expansion Space. Any delay in any Second Expansion Effective Date pursuant to this Section 1.02 shall not subject Landlord to any liability for any loss or damage resulting therefrom. The actual Second Expansion Effective Date for each Second Expansion Space shall be set forth in a confirmation letter to be prepared by Landlord substantially in the form of Exhibit B hereto. If any Second Expansion Effective Date is delayed, the Extended Termination Date shall not be similarly extended.

2.	Base Rent.

2.01	Existing Premises. The Base Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Existing Premises.

2.02	Suite 4160 Expansion Space. The schedule of Base Rent payable with respect to the Suite 4160 Expansion Space shall be the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Second Expansion Effective Date – 02/28/13	$25.85	$4,866.26

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.03	Suite 4120 Expansion Space. The schedule of Base Rent payable with respect to the Suite 4120 Expansion Space shall be the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Second Expansion Effective Date – 02/28/13	$25.85	$2,796.11

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.04	Suite 3700 Expansion Space. The schedule of Base Rent payable with respect to the Suite 3700 Expansion Space shall be the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Second Expansion Effective Date – 02/28/13	$25.85	$19,581.38

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Additional Security Deposit or Letter of Credit. None.

4.	Tenant’s Pro Rata Share.

4.01	Suite 4160 Expansion Space. For the period commencing with the Second Expansion Effective Date for the Suite 4160 Expansion Space and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Suite 4160 Expansion Space shall be 0.2402%.

4.02	Suite 4120 Expansion Space. For the period commencing with the Second Expansion Effective Date for the Suite 4120 Expansion Space and ending on the

Extended Termination Date, Tenant’s Pro Rata Share for the Suite 4120 Expansion Space shall be 0.1380%.

4.03	Suite 3700 Expansion Space. For the period commencing with the Second Expansion Effective Date for the Suite 3700 Expansion Space and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Suite 3700 Expansion Space shall be 0.9664%.

5.	Expenses and Taxes.

5.01	Existing Premises. Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Existing Premises in accordance with the terms of the Lease.

5.02	Second Expansion Spaces. For the period commencing with the applicable Second Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to each Second Expansion Space in accordance with the terms of the Lease. Without limiting the foregoing, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to each Second Expansion Space shall be 2005.

6.	Improvements to Second Expansion Spaces.

6.01	Condition of Second Expansion Spaces. Tenant has inspected each Second Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

6.02	Responsibility for Improvements to Second Expansion Spaces. Landlord shall perform improvements to each Second Expansion Space in accordance with the Work Letter attached hereto as Exhibit C.

7.	Early Access to Second Expansion Spaces. If Tenant is permitted to take possession of any Second Expansion Space before the applicable Second Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to such Second Expansion Space to Landlord for each day of possession thereof prior to the applicable Second Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g., after-hours HVAC), Tenant shall not be required to pay Rent with respect to any Second Expansion Space for any days of possession thereof before the applicable Second Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of such Second Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01	Parking. Notwithstanding anything to the contrary in Section 1.01 of Exhibit F to the Original Lease, as amended by Section 10.08 of the First Amendment, the number of Primary Spaces to which Tenant is entitled thereunder shall be equal, at any time, to the largest whole number that does not exceed the number obtained by dividing the Rentable Square Footage of the Premises by 2,000 rentable square feet.

9.	Miscellaneous.

9.01

This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord

9.02	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment except Flinn Ferguson (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Tenant’s Broker claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment except Equity Office Properties Management Corp. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

9.07	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

WA-999 THIRD AVENUE, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

	By:	/s/ Susan J. Murphy

	Name:	Susan J. Murphy

	Title:	Vice President – Leasing, Seattle Region

TENANT:

ZILLOW, INC., a Washington corporation

By:	/s/ Lloyd Frink

Name:	Lloyd Frink

Title:	President

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EXHIBIT A-1

OUTLINE AND LOCATION OF SUITE 4160 EXPANSION SPACE

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EXHIBIT A-2

OUTLINE AND LOCATION OF SUITE 4120 EXPANSION SPACE

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EXHIBIT A-3

OUTLINE AND LOCATION OF SUITE 3700 EXPANSION SPACE

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EXHIBIT B

COMMENCEMENT LETTER

Date

Tenant
Address

Re:

Commencement Letter with respect to that certain Second Amendment (the “Second Amendment”) dated as of                     , 2006, by and between WA-999 THIRD AVENUE, L.L.C., a Delaware limited liability company, as Landlord, and Zillow, Inc., a Washington corporation, as Tenant, for new or additional premises on the 41st and 37th floors of the building located at 999 Third Avenue, Seattle, Washington.

Lease ID:

Business Unit Number:

Dear                                         :

In accordance with the terms and conditions of the Second Amendment, Tenant accepts possession of each Second Expansion Space (defined in the Second Amendment) and agrees:

1.	The Second Expansion Effective Date (defined in the Second Amendment) for the Suite 4160 Expansion Space (defined in the Second Amendment) is ; and

2.	The Second Expansion Effective Date for the Suite 4120 Expansion Space (defined in the Second Amendment) is ; and

3.	The Second Expansion Effective Date for the Suite 3700 Expansion Space (defined in the Second Amendment) is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:

By:	EXHIBIT – DO NOT SIGN
Name:
Title:
Date:

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EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Amendment (the “Amendment”) by and between WA-999 THIRD AVENUE, L.L.C., a Delaware limited liability company (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”), relating to the Office Lease Agreement dated March 1, 2005 for space in the Building located at 999 Third Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Amendment.

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in each Second Expansion Space for Tenant’s use. All improvements described in this Work Letter to be constructed in and upon the Second Expansion Spaces by Landlord are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Allowances (as defined below). For each Second Expansion Space, Landlord shall enter into a direct contract for the applicable Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2.	For each Second Expansion Space, Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work in such Second Expansion Space, which plans shall be subject to reasonable approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Landlord shall provide Tenant with such approval or disapproval (and, in the case of disapproval, a reasonable description of the changes necessary to obtain approval) within 5 Business Days after receipt of Tenant’s proposed plans. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the applicable Second Expansion Space and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before the Applicable Plans Due Date (defined below), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. As used herein, “Applicable Plans Due Date” means: (a) with respect to the Suite 4160 Expansion Space, June 15, 2006; (b) with respect to the Suite 4120 Expansion Space, September 1, 2006; and (c) with respect to the Suite 3700 Expansion Space, April 1, 2007. Tenant covenants and agrees to cause the final, approved Plans for each Second Expansion Space to be delivered to Landlord on or before the Applicable Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit such Plans within the required time limit. Time is of the essence in respect of preparation and submission of the Plans for each Second Expansion Space by Tenant and subsequent approval or disapproval by Landlord. (The word “architect” as used in this Exhibit shall include an interior designer or space planner.)

3.

If Landlord’s estimate and/or the actual cost of construction for any Second Expansion Space shall exceed the Allowance for such Second Expansion Space, Landlord, prior to commencing any construction of Landlord Work in such Second Expansion Space, shall submit to Tenant a written estimate setting forth the anticipated cost of such Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its

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approval of the cost estimate, or specify its objections thereto and any desired changes to such proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.	If Landlord’s estimate and/or the actual cost of construction for any Second Expansion Space shall exceed the Allowance for such Second Expansion Space, if any (such amounts exceeding such Allowance being herein referred to as “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.	If Tenant shall request any change, addition or alteration in the Plans for any Second Expansion Space after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the actual cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the applicable Second Expansion Space disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on such Second Expansion Space until it receives notice of Tenant’s decision. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the applicable Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the applicable Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work for each Second Expansion Space to be constructed substantially in accordance with the applicable approved Plans. Landlord shall notify Tenant of substantial completion of the Landlord Work.

7.	Landlord, provided Tenant is not in default, agrees to provide Tenant with an Allowance (an “Allowance”) for each Second Expansion Space, in an amount not to exceed the Applicable Limit (defined below) to be applied toward the cost of the Landlord Work in such Second Expansion Space. If the Allowance for any Second Expansion Space is not sufficient to complete the Landlord Work in such Second Expansion Space, Tenant shall pay the applicable Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above. Any portion of the Allowance for any Second Expansion Space that exceeds the cost of the Landlord Work in such Second Expansion Space or is otherwise remaining after the Applicable Outside Date (defined below) shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from each Allowance a construction management fee for Landlord’s oversight of the applicable Landlord Work in an amount equal to 5% of the total cost of such Landlord Work. As used herein, “Applicable Limit” means: (a) in the case of the Suite 4160 Expansion Space, $24,615.31; (b) in the case of the Suite 4120 Expansion Space, $13,427.59; and (c) in the case of the Suite 3700 Expansion Space, $86,511.72. As used herein, “Applicable Outside Date” means: (a) in the case of the Suite 4160 Expansion Space or the Suite 4120 Expansion Space, October 1, 2007; or (b) in the case of the Suite 3700 Expansion Space, May 31, 2008.

8.

Tenant acknowledges that the Landlord Work for each Second Expansion Space may be performed by Landlord during Building Service Hours after the applicable Second Expansion Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work in each Second Expansion Space to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business therein as is reasonably possible. Notwithstanding anything herein to the contrary, but subject to Section 1.02 of the Amendment, any delay in the completion of the Landlord Work in any Second Expansion Space and any inconvenience suffered by Tenant

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during the performance of such Landlord Work shall neither delay the applicable Second Expansion Effective Date nor subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

9.	High-Technology Tax Deferral. The following provisions shall apply to each Second Expansion Space:

A.	If Tenant obtains from the Washington State Department of Revenue (the “DOR”), pursuant to Chapter 82.63 of the Revised Code of Washington, and delivers to Landlord, not later than the date on which the final Plans are approved, a sales and use tax deferral certificate (“Deferral Certificate”) applicable to one or more portions of the Landlord Work, then Landlord, at no cost to Landlord, and solely by submitting such Deferral Certificate to its general contractor, shall use good faith efforts to cause its general contractor to waive the payment of sales and use taxes on the portion(s) of such work to which such Deferral Certificate applies, and, to the extent such general contractor waives such payment, Landlord shall withhold such payment. If Landlord withholds payment of any sales or use taxes pursuant to this Paragraph 9.A, and if, after giving effect to such withholding, the Allowance exceeds the total cost of the Landlord Work, including any applicable sales or use tax, then Tenant shall be entitled to a credit against Base Rent in the amount of the lesser of (a) the amount of the sales and use taxes so withheld, or (b) the amount of the excess of the Allowance over such total cost.

B	If, at any time during or after the Term, Landlord receives notice from the DOR or any other applicable governmental authority that all or any portion of any sales or use taxes withheld by Landlord pursuant to Paragraph 9.A above, or any fines, penalties or other amounts relating thereto, are required to be paid (whether pursuant to RCW 82.63.045 or otherwise), then Tenant, at its sole expense, shall make such payment fully and immediately upon written demand from Landlord.

C.	Tenant acknowledges that, before the date of the Amendment, Landlord has provided to Tenant one original High Technology Application for Tax Deferral for Lessor relating to the Landlord Work in form and substance satisfactory to Tenant. Tenant agrees that, except as expressly provided in Paragraph 9.A above, Landlord shall have no obligation to prepare, execute or submit any other application, certificate, statement, survey, report, form or document, to Tenant, the DOR or any other party, or to perform any other administrative duty, relating to the Deferral Certificate, any sales or use taxes withheld pursuant to Paragraph 9.A above, or Landlord’s obligations under this Paragraph 9.

D.	Without limiting Paragraph 9.B above, Tenant shall indemnify, defend and hold Landlord harmless from and against any Losses resulting from Landlord’s performance of its obligations under this Paragraph 9. The provisions of this Paragraph 9 shall survive the expiration or earlier termination of the Lease.

10.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Existing Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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